Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND 2019 YEAR-END RESULTS
Announces Increase in Monthly Dividend and Introduces Guidance for 2020

Kansas City, MO, February 24 , 2020 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2019 (dollars in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total revenue from continuing operations (1)	$170.3	$150.9	$652.0	$639.9
Net income available to common shareholders	30.3	48.0	178.1	242.8
Net income available to common shareholders per diluted common share	0.39	0.65	2.32	3.27
Funds From Operations as adjusted (FFOAA) (a non-GAAP financial measure)	99.7	105.1	423.2	460.4
FFOAA per diluted common share (a non-GAAP financial measure)	1.26	1.39	5.44	6.10
(1) Total revenue from continuing operations for the three months and year ended December 31, 2018 included $4.0 million and $71.3 million, respectively, in prepayment fees related to the pay-off of non-Education mortgage notes.

Fourth Quarter Company Headlines

•	Experiential focus announced in November in conjunction with sale of public charter school portfolio

•	Solid fourth quarter caps off another highly productive year

•	Guidance introduced for 2020; Significant capital redeployment anticipated

•	Monthly dividend increase for common shares announced

CEO Comments

“We had a strong finish to a very productive year,” stated Greg Silvers, President and CEO. “The sale of our public charter school portfolio marked a milestone in refocusing our growth on experiential real estate, which allows us to capitalize on both our extensive history in this sector and the trend of increasing consumer experiential spending. The ongoing durability in our tenant industries offers earnings stability and substantial growth opportunities, positioning us to continue building the premier experiential real estate portfolio.”

Portfolio Update

As previously announced and further described below, during the fourth quarter, the Company sold the largest portion of its Education portfolio, public charter schools, and is now strategically focused on investing in Experiential properties which the Company believes is a highly enduring and growing sector of the real estate industry. With this change, the Company now classifies its Entertainment and Recreation portfolios as Experiential while its remaining Education portfolio consists primarily of traditional net leases providing additional geographic and operator diversity. The Company's total investments (a non-GAAP financial measure) were approximately $6.7 billion at December 31, 2019 with Experiential totaling $6.0 billion, or 89%, and Education totaling $0.7 billion, or 11%.

The Company's Experiential portfolio (excluding property under development) consisted of the following property types (owned or financed) at December 31, 2019:

•	179 theatre properties;

•	55 eat & play properties (including seven theatres located in entertainment districts);

•	18 attraction properties;

•	13 ski properties;

•	six experiential lodging properties;

•	one gaming property;

•	three cultural properties; and

•	seven fitness & wellness properties.

As of December 31, 2019, the Company's owned Experiential portfolio consisted of approximately 19.2 million square feet, which was 99.1% leased and included $36.8 million in construction in progress and $24.6 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at December 31, 2019:

•	72 early childhood education center properties; and

•	16 private school properties.

As of December 31, 2019, the Company's owned Education portfolio consisted of approximately 1.9 million square feet, which was 100% leased and included $3.5 million in undeveloped land inventory.

The combined owned portfolio consisted of 21.1 million square feet and was 99.1% leased.

Investment Update

The Company's investment spending for the three months ended December 31, 2019 totaled $110.0 million (bringing the full year 2019 investment spending to $794.7 million), and included the following:

•
Experiential investment spending during the three months ended December 31, 2019 totaled $104.7 million, including the acquisition of three theatre properties for approximately $48.6 million, one mortgage note secured by a ski resort totaling $37.0 million and spending on build-to-suit development and redevelopment projects.

•
Education investment spending during the three months ended December 31, 2019 totaled $5.3 million, including spending on build-to-suit development and redevelopment of early childhood education centers.

Capital Recycling

During the quarter, the Company completed the sale of its public charter school portfolio through the following transactions:

•
On November 22, 2019, the Company sold 47 public charter school related assets, for net proceeds of approximately $449.6 million. The Company recognized an impairment on this portfolio sale of $21.4 million that included the write-off of non-cash straight-line rent and effective interest receivables totaling $24.8 million.

•
During the fourth quarter, the Company sold three other public charter schools, one of which was pursuant to a tenant purchase option, for net proceeds totaling $17.9 million and recognized a combined gain of $1.9 million.

•	On November 2, 2019, the Company received $9.8 million in proceeds representing prepayment in full on a mortgage note receivable that was secured by one public charter school property.

Due to the Company's disposition of its remaining public charter school portfolio in 2019, the operating results of all the public charter schools that were sold during 2019 have been classified within discontinued operations in the Company's consolidated statements of income for all periods.

Additionally, during the fourth quarter, the Company completed the sale of an attraction property and received an $11.0 million cash payment and provided seller mortgage financing of $27.4 million which matures in five years. Lastly, the Company sold two land parcels for net proceeds of $4.4 million. The Company recognized a combined gain on these sales of $3.7 million.

Disposition proceeds (excluding seller mortgage financing) and mortgage note pay-offs (excluding principal amortization and including prepayment fees) totaled $492.7 million and $882.9 million for the three months and year ended December 31, 2019, respectively.
Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 4.7x at December 31, 2019. The Company had $528.8 million of unrestricted cash on hand and no outstanding balance under its $1.0 billion unsecured revolving credit facility at December 31, 2019.

During the quarter, the Company issued 223 thousand common shares under its Dividend Reinvestment and Direct Share Purchase Plan for net proceeds of $17.0 million. The year to date issuances under this plan total 4.0 million common shares for net proceeds of $305.9 million.
Dividend Information

The Company's Board of Trustees declared its monthly cash dividend to common shareholders of $0.3825 per share payable April 15, 2020 to shareholders of record as of March 31, 2020. This dividend represents an annualized dividend of $4.59 per common share, an increase of 2% over the prior year and the Company's tenth consecutive year with a dividend increase.

The Company's Board of Trustees also declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares, payable April 15, 2020 to shareholders of record as of March 31, 2020.

2020 Guidance

(Dollars in millions, except per share data):

Measure	2020 Guidance
Net income available to common shareholders per diluted common share	$2.92	to	$3.12
FFOAA per diluted common share	$5.19	to	$5.39
Investment spending	$1,600	to	$1,800
Disposition proceeds	$50	to	$100

The Company is introducing its 2020 guidance for FFOAA per diluted common share of $5.19 to $5.39, the midpoint of which represents approximately 4% growth over 2019 excluding termination and prepayment fees that related primarily to the Company's public charter school portfolio sold in 2019.

The 2020 guidance for FFOAA per diluted share is based on a FFO per diluted common share range of $5.17 to $5.37 adjusted for transaction costs and deferred income tax expense. FFO per diluted common share for 2020 is based on a net income available to common shareholders per diluted common share range of $2.92 to $3.12 less estimated gain on sale of real estate of $0.03 and the impact of Series C and Series E dilution of $0.06, plus estimated real estate depreciation of $2.31 and allocated share of joint venture depreciation of $0.03 (in accordance with the NAREIT definition of FFO).

The Company's guidance for 2020 includes an anticipated investment of approximately $1.0 billion in a gaming venue. The Company has entered into a non-binding term sheet with respect to the investment, and made significant progress on the definitive agreements, which the Company expects the parties to finalize and execute in the coming weeks. The Company expects to close this investment in the second quarter of 2020.

The Company expects to fund the anticipated gaming venue investment, as well as the other investments included in the investment spending guidance for 2020, with cash on hand or borrowings under the Company's unsecured revolving credit facility, as well as debt and equity financing alternatives. The availability and terms of any such financing will depend upon market and other conditions.

Additional earnings guidance detail can be found in the Company's supplemental information package available in the Investor Center on the Company's website located at http://investors.eprkc.com/earnings-supplementals.

Conference Call Information

Management will host a conference call to discuss the Company's financial results on February 25, 2020 at 8:30 a.m. Eastern Daylight Time. The conference will be webcast and can be accessed via the Earnings Call page in the Investor Center on the Company's website located at http://investors.eprkc.com/webcasts. To access the call, audio only, dial (866) 587-2930 and when prompted, provide the passcode 7013678.

You may watch a replay of the webcast by visiting the Earnings Call page at http://investors.eprkc.com/earnings-call.

Quarterly and Year-end Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2019 is available in the Investor Center on the Company's website located at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Rental revenue	$154,765	$133,491	$593,022	$509,086
Other income	8,386	435	25,920	2,076
Mortgage and other financing income	7,195	16,991	33,027	128,759
Total revenue	170,346	150,917	651,969	639,921
Property operating expense	16,097	8,285	60,739	29,654
Other expense	10,173	325	29,667	443
General and administrative expense	10,831	12,165	46,371	48,889
Severance expense	423	5,938	2,364	5,938
Litigation settlement expense	—	—	—	2,090
Costs associated with loan refinancing or payoff	—	—	38,269	31,958
Interest expense, net	34,914	33,584	142,002	135,870
Transaction costs	5,784	1,583	23,789	3,698
Impairment charges	2,206	10,735	2,206	27,283
Depreciation and amortization	42,398	35,728	158,834	138,395
Income before equity in loss from joint ventures, other items and discontinued operations	47,520	42,574	147,728	215,703
Equity in loss from joint ventures	(905)	(5)	(381)	(22)
Gain on sale of real estate	3,717	349	4,174	3,037
Gain on sale of investment in direct financing leases	—	—	—	5,514
Income before income taxes	50,332	42,918	151,521	224,232
Income tax benefit (expense)	530	(108)	3,035	(2,285)
Income from continuing operations	$50,862	$42,810	$154,556	$221,947
Discontinued operations:
Income from discontinued operations before other items	4,937	11,221	37,241	45,036
Impairment on public charter school portfolio sale	(21,433)	—	(21,433)	—
Gain on sale of real estate from discontinued operations	1,931	—	31,879	—
(Loss) income from discontinued operations	(14,565)	11,221	47,687	45,036
Net income	36,297	54,031	202,243	266,983
Preferred dividend requirements	(6,034)	(6,034)	(24,136)	(24,142)
Net income available to common shareholders of EPR Properties	$30,263	$47,997	$178,107	$242,841
Net income available to common shareholders of EPR Properties per share:
Continuing operations	$0.57	$0.50	$1.70	$2.66
Discontinued operations	(0.18)	0.15	0.62	0.61
Basic	$0.39	$0.65	$2.32	$3.27

Continuing operations	$0.57	$0.50	$1.70	$2.66
Discontinued operations	(0.18)	0.15	0.62	0.61
Diluted	$0.39	$0.65	$2.32	$3.27
Shares used for computation (in thousands):
Basic	78,456	74,343	76,746	74,292
Diluted	78,485	74,402	76,782	74,337

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	December 31,
	2019	2018
Assets
Real estate investments, net of accumulated depreciation of $989,254 and $883,174 at December 31, 2019 and 2018, respectively	$5,197,308	$5,024,057
Land held for development	28,080	34,177
Property under development	36,756	287,546
Operating lease right-of-use assets	211,187	—
Mortgage notes and related accrued interest receivable	357,391	517,467
Investment in direct financing leases, net	—	20,558
Investment in joint ventures	34,317	34,486
Cash and cash equivalents	528,763	5,872
Restricted cash	2,677	12,635
Accounts receivable	86,858	98,369
Other assets	94,174	96,223
Total assets	$6,577,511	$6,131,390
Liabilities and Equity
Accounts payable and accrued liabilities	$122,939	$168,463
Operating lease liabilities	235,650	—
Dividends payable	35,458	32,799
Unearned rents and interest	74,829	79,051
Debt	3,102,830	2,986,054
Total liabilities	3,571,706	3,266,367
Total equity	$3,005,805	$2,865,023
Total liabilities and equity	$6,577,511	$6,131,390

The historical financial results of the public charter schools sold by the Company in 2019 are reflected in the Company's consolidated statements of income as discontinued operations for all periods presented. The operating results relating to discontinued operations are as follows (dollars in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Rental revenue	$5,231	$12,024	$36,289	$47,277
Mortgage and other financing income	1,863	3,546	14,284	13,533
Total revenue	7,094	15,570	50,573	60,810
Property operating expense	(11)	605	573	1,102
Costs associated with loan refinancing or payoff	43	—	181	—
Interest expense, net	(7)	(69)	(351)	(363)
Depreciation and amortization	2,132	3,813	12,929	15,035
Income from discontinued operations before other items	4,937	11,221	37,241	45,036
Impairment on public charter school portfolio sale	(21,433)	—	(21,433)	—
Gain on sale of real estate	1,931	—	31,879	—
(Loss) income from discontinued operations	$(14,565)	$11,221	$47,687	$45,036

Non-GAAP Financial Measures

Funds From Operations (FFO) and Funds From Operations As Adjusted (FFOAA)

The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA. FFOAA is presented by adding to FFO costs (gain) associated with loan refinancing or payoff, net, transaction costs, severance expense, litigation settlement expense, preferred share redemption costs, termination fees associated with tenants' exercises of public charter school buy-out options and provision for loan losses and subtracting gain on early extinguishment of debt, gain on insurance recovery and deferred income tax (benefit) expense.

FFO and FFOAA are widely used measures of the operating performance of real estate companies and are provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share, and management provides FFO and FFOAA herein because it believes this information is useful to investors in this regard. FFO and FFOAA are non-GAAP financial measures. FFO and FFOAA do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO and FFOAA the same way so comparisons with other REITs may not be meaningful. The following table summarizes FFO and FFOAA for the three months and year ended December 31, 2019 and 2018 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
FFO:
Net income available to common shareholders of EPR Properties	$30,263	$47,997	$178,107	$242,841
Gain on sale of real estate	(5,648)	(349)	(36,053)	(3,037)
Gain on sale of investment in direct financing leases	—	—	—	(5,514)
Impairment charges	23,639	10,735	23,639	27,283
Real estate depreciation and amortization	44,242	39,297	170,717	152,508
Allocated share of joint venture depreciation	551	56	2,213	226
FFO available to common shareholders of EPR Properties	$93,047	$97,736	$338,623	$414,307

FFO available to common shareholders of EPR Properties	$93,047	$97,736	$338,623	$414,307
Add: Preferred dividends for Series C preferred shares	1,937	1,939	7,754	7,759
Add: Preferred dividends for Series E preferred shares	1,939	1,939	7,756	7,756
Diluted FFO available to common shareholders of EPR Properties	$96,923	$101,614	$354,133	$429,822
FFOAA:
FFO available to common shareholders of EPR Properties	$93,047	$97,736	338,623	$414,307
Costs associated with loan refinancing or payoff	43	—	38,450	31,958
Transaction costs	5,784	1,583	23,789	3,698
Severance expense	423	5,938	2,364	5,938
Litigation settlement expense	—	—	—	2,090
Termination fees included in gain on sale	1,217	—	24,075	1,864
Deferred income tax (benefit) expense	(847)	(182)	(4,115)	573
FFOAA available to common shareholders of EPR Properties	$99,667	$105,075	$423,186	$460,428

FFO available to common shareholders of EPR Properties	$99,667	$105,075	$423,186	$460,428
Add: Preferred dividends for Series C preferred shares	1,937	1,939	7,754	7,759
Add: Preferred dividends for Series E preferred shares	1,939	1,939	7,756	7,756
Diluted FFO available to common shareholders of EPR Properties	$103,543	$108,953	$438,696	$475,943
FFO per common share:
Basic	$1.19	$1.31	$4.41	$5.58
Diluted	1.18	1.30	4.39	5.51
FFOAA per common share:
Basic	$1.27	$1.41	$5.51	$6.20
Diluted	1.26	1.39	5.44	6.10
Shares used for computation (in thousands):
Basic	78,456	74,343	76,746	74,292
Diluted	78,485	74,402	76,782	74,337

Weighted average shares outstanding-diluted EPS	78,485	74,402	76,782	74,337
Effect of dilutive Series C preferred shares	2,184	2,133	2,164	2,114
Effect of dilutive Series E preferred shares	1,640	1,615	1,631	1,607
Adjusted weighted average shares outstanding-diluted Series C and Series E	82,309	78,150	80,577	78,058
Other financial information:
Straight-lined rental revenue	$3,516	$3,216	$13,552	$10,229
Dividends per common share	$1.125	$1.080	$4.500	$4.320

Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of income for all periods.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months and year ended December 31, 2019 and 2018. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and FFOAA per share for these periods.

Net Debt

Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre

NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs (gain) associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDA

Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) for the quarter excluding gain on insurance recovery, severance expense, litigation settlement expense, the provision for loan losses, transaction costs and prepayment fees. This number for the quarter is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income (both reported in accordance with GAAP) to Net Debt, EBITDAre, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	December 31,
	2019	2018
Net Debt:
Debt	$3,102,830	$2,986,054
Deferred financing costs, net	37,165	33,941
Cash and cash equivalents	(528,763)	(5,872)
Net Debt	$2,611,232	$3,014,123

	Three Months Ended December 31,
	2019	2018
EBITDAre and Adjusted EBITDA:
Net income	$36,297	$54,031
Interest expense, net	34,907	33,515
Income tax (benefit) expense	(530)	108
Depreciation and amortization	44,530	39,541
Gain on sale of real estate	(5,648)	(349)
Impairment charges	23,639	10,735
Costs associated with loan refinancing or payoff	43	—
Equity in loss from joint ventures	905	5
EBITDAre (for the quarter)	$134,143	$137,586

Severance expense	423	5,938
Transaction costs	5,784	1,583
Prepayment fees	—	(7,391)
Adjusted EBITDA (for the quarter)	$140,350	$137,716

Adjusted EBITDA (1)	$561,400	$550,864

Net Debt/Adjusted EBITDA Ratio	4.7	5.5

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.
Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of income.

Total Investments

Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in direct financing leases, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	December 31, 2019	December 31, 2018
Total Investments:
Real estate investments, net of accumulated depreciation	$5,197,308	$5,024,057
Add back accumulated depreciation on real estate investments	989,254	883,174
Land held for development	28,080	34,177
Property under development	36,756	287,546
Mortgage notes and related accrued interest receivable	357,391	517,467
Investment in direct financing leases, net	—	20,558
Investment in joint ventures	34,317	34,486
Intangible assets, gross (1)	57,385	51,414
Notes receivable and related accrued interest receivable, net (1)	14,026	5,445
Total investments	$6,714,517	$6,858,324

Total investments	$6,714,517	$6,858,324
Cash and cash equivalents	528,763	5,872
Restricted cash	2,677	12,635
Operating lease right-of-use assets	211,187	—
Accounts receivable	86,858	98,369
Less: accumulated depreciation on real estate investments	(989,254)	(883,174)
Less: accumulated amortization on intangible assets	(12,693)	(8,923)
Prepaid expenses and other current assets	35,456	48,287
Total assets	$6,577,511	$6,131,390

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	December 31, 2019	December 31, 2018
Intangible assets, gross	$57,385	$51,414
Less: accumulated amortization on intangible assets	(12,693)	(8,923)
Notes receivable and related accrued interest receivable, net	14,026	5,445
Prepaid expenses and other current assets	35,456	48,287
Total other assets	$94,174	$96,223
About EPR Properties
EPR Properties is a leading experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have over $6.7 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. In particular, the anticipated gaming venue investment is subject to the parties' entry into definitive agreements, as well as the completion of confirmatory due diligence, and the closing of such transaction will be subject to customary closing conditions to be included in the definitive agreements, including regulatory approvals. There can be no assurances that definitive agreements will be entered into or that the investment will be consummated in the time presently expected, if at all. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com